Exhibit 107
Calculation of Filing Fee Table
Rule
424(b)(2)
(Form Type)
AT&T Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)

Fees to be Paid	Debt	€1,000,000,000 3.150% Global Notes due 2030	457(r) (1)	$1,079,500,000	99.885%	$1,078,258,575	0.0001531	$165,081.39

	Debt	€1,000,000,000 3.600% Global Notes due 2033	457(r) (1)	$1,079,500,000	99.835%	$1,077,718,825	0.0001531	$164,998.75

	Debt	€750,000,000 4.050% Global Notes due 2037	457(r) (1)	$809,625,000	99.888%	$808,718,220	0.0001531	$123,814.76

	Total Offering Amounts					$2,964,695,620		$453,894.90

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$453,894.90

(1)
In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), based upon a
Euro-to-U.S.
dollar exchange rate of €1 to $1.0795 as of March 24, 2025, the registrant initially deferred payment of all of the registration fee in respect of the base prospectus filed with, and forming a part of, the Registration Statement on Form
S-3ASR
(SEC File
No. 333-
285413) filed on February 28, 2025.

(2)	Pursuant to Rule 424(g)(2) and General Instruction II.F to Form S-3, this prospectus supplement shall be deemed a final prospectus for purposes of the offering of the securities described herein.